Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

TEPPCO Partners, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-110207) on Form S-3, the registration statement (No. 33-81976) on Form S-3, and the registration statement (No. 333-82892) on Form S-8 of TEPPCO Partners, L.P. of our report dated March 31, 2006, with respect to the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2005, which report appears in the Form 8-K of TEPPCO Partners, L.P. filed on March 31, 2006.

/s/ KPMG LLP

Houston, Texas
March 31, 2006